Exhibit 8.2
[Wachtell, Lipton, Rosen & Katz Letterhead]
June [   ], 2009
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Schering-Plough Corporation, a New Jersey corporation (“Schering-Plough”), including the joint proxy statement/prospectus of Schering-Plough and Merck & Co, Inc., a New Jersey corporation (“Merck”), forming a part thereof, relating to the proposed merger of SP Merger Subsidiary One, Inc. (formerly Blue, Inc.), a New Jersey corporation and a wholly owned subsidiary of Schering-Plough, with and into Schering-Plough (the “Schering-Plough Merger”), and the proposed merger of SP Merger Subsidiary Two, Inc. (formerly Purple, Inc.), a New Jersey corporation and a wholly owned subsidiary of Schering-Plough, with and into Merck (the “Merck Merger”).
     We have participated in the preparation of the discussion of certain material U.S. federal income tax consequences of the Schering-Plough Merger set forth in the section entitled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences of the Schering-Plough Merger, insofar as it summarizes U.S. federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,